Exhibit 99.1

News release
FOR IMMEDIATE RELEASE

CONTACT:	Glen L. Ponczak (Investors)	January 20, 2011
(414) 524-2375

Paul Mason (Media)
(414) 524-6114
Johnson Controls Reports Record Sales and Earnings for Q1 2011;
Company Raises Full-Year Forecast
MILWAUKEE, January 20, 2011 . . . For the first quarter of fiscal 2011, Johnson Controls reported record sales and earnings with double-digit improvements by all three businesses. The company also increased its estimate for full fiscal year 2011 earnings.
Highlights of the company’s first quarter of 2011 include:
■	Record net sales of $9.5 billion vs. $8.4 billion in Q1 2010, up 13%

■	Record income from business segments of $533 million vs. $406 million, up 31%

■	Record net income of $375 million or $0.55 per diluted share compared with net income of $350 million, or $0.52 per diluted share in the 2010 first quarter. The year-ago quarter included a non-recurring tax benefit of $62 million. Excluding the non-recurring benefit, 2010 Q1 net income was $288 million, or $0.43 per diluted share. The company believes that using adjusted earnings numbers provides a more meaningful comparison of its underlying operating performance.
“Johnson Controls achieved record revenues and earnings despite the fact that our automotive and buildings markets are still far below historic norms,” said Stephen A. Roell, Johnson Controls Chairman and Chief Executive Officer. “Our Automotive Experience and Power Solutions businesses have recovered over the past year and continue to improve. Building Efficiency sales and earnings increased at a double-digit pace with continued strong order and backlog rates. We now have solid momentum in all three of our businesses.”
Business results
Automotive Experience sales in the quarter increased 12% to $4.6 billion versus $4.1 billion last year due primarily to higher production volumes and launches of new automotive seating and interior programs. Revenues increased 9% in North America where automotive production in the quarter increased 7%. European sales, excluding currency, were up 13% compared with a 6% production growth. Asia sales increased 49%, while revenues in China, which are mostly generated through non-consolidated joint ventures, increased 37% to $1.0 billion. Johnson Controls has 24 joint ventures in China operating 47 manufacturing plants. It holds a 45% share of the Chinese auto seating market.

News release
Automotive Experience reported segment income of $177 million in the current quarter, up 46% compared with $121 million last year. The increase is due to higher volumes and higher profitability of its automotive joint ventures.
The recently announced acquisitions of Hammerstein and Keiper/Recaro are expected to close in the second and third fiscal quarters of 2011, respectively. Johnson Controls said that in 2011 the Hammerstein and Keiper/Recaro acquisitions are expected to contribute approximately $700 million in revenues and to be earnings per share (EPS) neutral, with earnings from the businesses being offset by higher interest expense. In addition, the company expects to incur acquisition and integration-related costs, which have not yet been quantified. In 2012, the acquisitions are forecast to generate approximately $1.4 billion in revenues and to be EPS accretive by approximately $0.10 per share.
Power Solutions sales in the first quarter of 2011 increased 21% to $1.6 billion from $1.3 billion reflecting higher aftermarket and original equipment unit shipments. Aftermarket unit sales increased 20% reflecting market share gains in North America and Europe. Higher automotive production contributed to a 17% increase in global original equipment battery sales.
Demand for the company’s automotive batteries increased at a double-digit pace in China where Johnson Controls expects to expand its manufacturing capacity from four million units today to 30 million units by 2015. The company’s second Chinese manufacturing plant has opened as scheduled in the second fiscal quarter of 2011. Johnson Controls will commence construction of its third Chinese plant, in Chongqing, next month.
Power Solutions segment income increased 20% to $217 million versus $181 million in the first fiscal quarter of 2010. The higher 2011 income is primarily the result of the higher volumes.
During the first quarter, the company’s new battery recycling facility in Mexico began initial production as planned with full production expected by mid-year. In addition, the company said construction was progressing as expected on a new recycling facility in South Carolina. Upon completion of these facilities, Johnson Controls expects to be able to internally recycle approximately 50% of its North American lead requirements versus a historic level of approximately 15%.
Building Efficiency sales in the 2011 first quarter were $3.4 billion, up 13% from $3.0 billion last year. Sales were higher across all segments, led by a 31% increase in Asia and a 21% increase in Global Workplace Solutions. Shipments of chillers increased at a double-digit pace globally, with higher demand in all geographic regions. Johnson Controls reported that its backlog at December 31, 2010 was $4.9 billion, an increase of 13% over the prior year. In addition, orders received in the current quarter increased by 17% versus last year.

News release
Building Efficiency segment income was $139 million, up 34% compared to $104 million in 2010 as a result of the higher volumes, with strong double-digit improvements in North America Systems, Global Workplace Solutions and Asia. Johnson Controls said that in the first quarter it increased investments to support growth initiatives by adding new sales force, energy engineers and service providers globally.
Increased sales, earnings guidance for 2011
Johnson Controls updated its assumptions and earnings guidance for 2011:
■	2011 revenues are now forecast to increase 12% over 2010 to $38.5 billion versus the previous forecast of $37 billion. The increased guidance is due to the impact of the European automotive acquisitions, higher automotive production in North America and Europe and higher Power Solutions aftermarket battery volumes.
■	Automotive production assumption for fiscal 2011 in North America is now 12.5 million vehicles compared with the earlier estimate of 12.3 million. European automotive production forecast is now 18.3 million vehicles compared with the previous estimate of 17.6 million.
■	Earnings per share for the 2011 fiscal year are now expected to total $2.50 — $2.55 per diluted share (excluding acquisition and integration related costs) compared to earlier guidance of $2.30 - $2.45 per diluted share. Johnson Controls expects its second quarter 2011 earnings to be $0.52 to $0.54 per diluted share, up more than 20% compared with the second quarter of 2010.
■	Capital expenditures for 2011 are expected to total $1.4 billion versus earlier guidance of $1.2 billion. The increase reflects accelerated manufacturing capacity expansion in Power Solutions and capital expenditures associated with the recent automotive acquisitions.
“We are increasingly confident in our expectations for record results in 2011,” said Mr. Roell. “As we look beyond 2011, we are using the strength of our balance sheet to accelerate near-term investments to achieve long-term, sustainable growth. We believe our recent acquisitions and higher levels of capital spending will enable us to consistently outperform our markets and increase shareholder value.”
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Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. Our 137,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful.
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News release
Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this presentation pertaining to its financial results for fiscal 2011 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements and included terms such as “outlook,” “expectations,” “estimates,” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, energy prices, the strength of the U.S. or other economies, currency exchange rates, cancellation of or changes to commercial contracts, changes in the levels or timing of investments in commercial buildings as well as other factors discussed in the Company’s Form 8k (filed November 24, 2009) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.
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Johnson Controls
January 20, 2011

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Three Months Ended December 31,
	2010	2009
	Actual	Actual
Net sales	$9,537	$8,408
Cost of sales	8,123	7,172

Gross profit	1,414	1,236

Selling, general and administrative expenses	(947)	(883)
Net financing charges	(35)	(35)
Equity income	66	53

Income before income taxes	498	371

Provision for income taxes	95	5

Net income	403	366

Less: income attributable to noncontrolling interests	28	16

Net income attributable to JCI	$375	$350

Diluted earnings per share	$0.55	$0.52

Diluted weighted average shares	688	681

Shares outstanding at period end	677	672

Johnson Controls
January 20, 2011

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions; unaudited)

	December 31,	September 30,	December 31,
	2010	2010	2009
ASSETS
Cash and cash equivalents	$321	$560	$791
Accounts receivable — net	6,142	6,095	5,154
Inventories	1,939	1,786	1,571
Other current assets	2,313	2,211	2,160

Current assets	10,715	10,652	9,676

Property, plant and equipment — net	4,215	4,096	3,918
Goodwill	6,523	6,501	6,506
Other intangible assets — net	751	741	735
Investments in partially-owned affiliates	766	728	760
Other noncurrent assets	3,023	3,025	2,210

Total assets	$25,993	$25,743	$23,805

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$850	$737	$367
Accounts payable and accrued expenses	6,296	6,548	5,357
Other current liabilities	2,643	2,625	2,663

Current liabilities	9,789	9,910	8,387

Long-term debt	2,684	2,652	3,077
Other noncurrent liabilities	2,768	2,808	2,785
Redeemable noncontrolling interests	204	196	155
Shareholders’ equity attributable to JCI	10,431	10,071	9,317
Noncontrolling interests	117	106	84

Total liabilities and equity	$25,993	$25,743	$23,805

Johnson Controls
January 20, 2011

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended December 31,
	2010	2009
Operating Activities
Net income attributable to JCI	$375	$350
Income attributable to noncontrolling interests	28	16

Net income	403	366

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	169	180
Equity in earnings of partially-owned affiliates, net of dividends received	(22)	(12)
Deferred income taxes	—	(62)
Other — net	29	29
Changes in working capital, excluding acquisitions:
Accounts receivable	47	352
Inventories	(99)	(56)
Restructuring reserves	(30)	(58)
Accounts payable and accrued liabilities	(280)	143
Change in other assets and liabilities	(111)	(74)

Cash provided by operating activities	106	808

Investing Activities
Capital expenditures	(260)	(177)
Sale of property, plant and equipment	11	19
Acquisition of businesses, net of cash acquired	(95)	—
Other — net	(25)	(27)

Cash used by investing activities	(369)	(185)

Financing Activities
Increase (decrease) in short and long-term debt — net	13	(524)
Payment of cash dividends	(87)	(77)
Other — net	98	8

Cash provided (used) by financing activities	24	(593)

Increase (decrease) in cash and cash equivalents	$(239)	$30

January 20, 2011

FOOTNOTES
1. Business Unit Summary

	Three Months Ended
	December 31,
	(unaudited)
(in millions)	2010	2009	%
Net Sales
Building efficiency	$3,397	$3,018	13%
Automotive experience	4,585	4,103	12%
Power solutions	1,555	1,287	21%

Net Sales	$9,537	$8,408

Segment Income (1)
Building efficiency	$139	$104	34%
Automotive experience	177	121	46%
Power solutions	217	181	20%

Segment Income	$533	$406

Net financing charges	(35)	(35)

Income from continuing operations before income taxes	$498	$371

Net Sales
Products and systems	$7,595	$6,676	14%
Services	1,942	1,732	12%

	$9,537	$8,408

Cost of Sales
Products and systems	$6,528	$5,756	13%
Services	1,595	1,416	13%

	$8,123	$7,172

(1)	Management evaluates the performance of the segments based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interest, excluding net financing charges and restructuring costs.
Building efficiency — Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.
Automotive experience — Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions — Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.
2. Income Taxes
The Company’s annual estimated effective tax rate for the year ending September 30, 2011 is 19 percent. The base effective tax rate for the first quarter of fiscal 2011 is 19 percent as compared to the first quarter of fiscal 2010 base effective rate of 18 percent. The first quarter of fiscal 2010 rate inclusive of discrete tax items was 1.3 percent.
3. Earnings per Share
The following table reconciles the numerators and denominators used to calculate basic and diluted earning per share (in millions):

	Three Months Ended
	December 31,
	2010	2009
	(unaudited)
Income Available to Common Shareholders

Basic income available to common shareholders	$375	$350

Interest expense, net of tax	1	2

Diluted income available to common shareholders	$376	$352

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	675.4	670.6
Effect of dilutive securities:
Stock options	7.9	5.8
Convertible senior notes	—	0.1
Equity units	4.5	4.5

Diluted weighted average shares outstanding	687.8	681.0